Exhibit 23.8

Consent of Qualified Person

I, Brent Johnson (formerly Principal Geochemist/Hydrogeologist at Spheros Environmental, formerly known as Leonard Rice Consulting Water Engineers, Inc.), in connection with the Registration Statement on Form F-3 of ioneer Ltd (as amended or supplemented, and including any documents incorporated by reference therein, the “Form F-3”), consents to:

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the filing and use of the technical report summary titled “Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project” (as amended or supplemented, the “Technical Report Summary”), as an exhibit to the Form F-3 (incorporated by reference to Exhibit 15.11 to the transition report on Form 20-F of ioneer Ltd for the six-month period ended December 31, 2025);

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the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form F-3 and the Technical Report Summary; and

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any extracts from, or summaries of, the Technical Report Summary in the Form F-3 and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by LRE, that is included or incorporated by reference in the Form F-3.

I certify that I have read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

Date: July 20, 2026

By:	/s/ Brent Johnson
Name:	Brent Johnson